Exhibit 5.1

TroyGould PC

1801 Century Park East

16th Floor

Los Angeles, California 90067

Telephone: (310) 553-4441

Facsimile: (310) 201-4746

April 21, 2021

Lixte Biotechnology Holdings, Inc.

248 Route 25A, No. 2

East Setauket, New York 11733

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about April 21, 2021 for the purpose of registering the offer and sale of up to 3,191,666 shares (the “Shares”) of the Company’s common stock issuable under the Company’s 2007 Stock Compensation Plan and the Company’s 2020 Stock Incentive Plan (the “Plans”).

This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As a basis for rendering our opinion expressed below, among other things, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plans, (iii) the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and (iv) such certificates of public officials, certificates of officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering our opinion.

With your permission, in order to render our opinion, we have assumed that: all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic. We have also assumed that each award of Shares under the Plans or of a right to receive Shares under the Plans has been or will be duly approved by the Company’s Board of Directors or by a duly authorized committee of the Board of Directors or officer of the Company.

The law covered by our opinion expressed below is limited to the internal corporation laws of the State of Delaware (including applicable rules and regulations promulgated thereunder and applicable reported judicial decisions interpreting the same). We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.

This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions, and is rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law or in facts relating to the Company. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or any related prospectus, other than as expressly stated below with respect to the Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, delivered and, if applicable, paid for in accordance with the terms of the Plans and pursuant to the grant notices and agreements that accompany the Plans, will be validly issued, fully paid, and non-assessable.

This opinion letter is rendered to you solely in connection with the transactions contemplated by the Registration Statement and may not be relied upon for any other purpose. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC
TROYGOULD PC